 Exhibit 99.3

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Conversion Rate Adjustments for Its Convertible Notes

INCLINE VILLAGE, NV, September 7, 2011 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced adjustments to the conversion rates for:

•	The 2.875% Convertible Senior Notes due February 15, 2015 (the February 2015 Notes), effective September 9, 2011; and

•	The 3.75% Convertible Senior Notes due May 1, 2015 (the May 2015 Notes), effective September 6, 2011,

in connection with the regular dividend of $0.15 to be paid on September 15, 2011, to all stockholders who own shares of PDL on September 8, 2011, the record date.
The conversion rate for the February 2015 Notes, as adjusted, is 151.713 shares of common stock per $1,000 principal amount or approximately $6.59 per share. The conversion rate for the February 2015 Notes was previously 147.887 shares of common stock per $1,000 principal amount of the February 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date of September 6, 2011, for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

The conversion rate for the May 2015 Notes, as adjusted, is 132.6682 shares of common stock per $1,000 principal amount or approximately $7.54 per share. The conversion rate for the May 2015 Notes was previously 129.2740 shares of common stock per $1,000 principal amount of the May 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the ten consecutive trading days immediately preceding the ex-dividend date of September 6, 2011, for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995 and actual results could vary materially from the statements made. PDL's ability to pay the dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

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